UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2011 (November 17, 2011)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

902 NW 4th Street Gainesville, Florida	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

_____________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below.  The discussion is qualified in its entirety by the text of the agreement, which is attached to this Current Report on Form 8-K as an exhibit.

On November 17, 2011, but effective as of October 1st, 2011 (the "Effective Date"), Quick-Med Technologies, Inc. (the “Company”) and Biosara Corporation ("Biosara") entered into a License Agreement (the “Agreement”) dated as of November 15, 2011 on an exclusive basis.  Under the Agreement, the Company grants certain rights under its proprietary intellectual property related to bactericidal absorbent wound dressings to Biosara to make, have made, use, sell, offer to sell, import or otherwise dispose of the wound care  products in the major medical and healthcare providers and the organized sports market in the United States and Canada.

 In consideration for the execution of the Agreement and for the exclusive license, Biosara shall pay the Company a non-refundable and non-creditable payment upon signing the Agreement.  The Company will receive another non-refundable and non-creditable payment upon the first commercial product sale or twelve (12) months from the Effective Date.  Further, the Company will receive royalty payments on the product sales at different royalty rates pursuant to the sales volumes stipulated in the Agreement.  Biosara must pay a certain minimum royalty amount to the Company each quarter, otherwise the Company may at its option, cancel Biosara’s exclusivity arrangement or terminate the license altogether.

A member of the Company's Board of Directors is also a director of  Biosara's Board of Directors. He has not participated in the negotiation and the approval of the Agreement.  There are no other material relationships between the Company or its affiliates and any of the parties to the Agreement, other than with respect to the Agreement.

Item 9.01                                Financial Statements and Exhibits

(c)           Exhibits.

Exh. No.                                Description

10.1.
License Agreement by and between Quick-Med Technologies, Inc. and Biosara Corporation,  dated November 15, 2011.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: November 23, 2011
/s/ Nam H. Nguyen________________
Nam H. Nguyen, Chief Financial Officer